Calculation of Filing Fee Tables
S-3
COPT DEFENSE PROPERTIES
Table 1: Newly Registered and Carry Forward Securities
		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	1	Equity	COPT Defense Properties Common Shares of Beneficial Interest, par value $0.01 per share	457(r)				0.0001531
Fees to be Paid	2	Equity	COPT Defense Properties Preferred Shares of Beneficial Interest, par value $0.01 per share	457(r)				0.0001531
Fees to be Paid	3	Equity	COPT Defense Properties Depositary Shares	457(r)				0.0001531
Fees to be Paid	4	Other	COPT Defense Properties Warrants	457(r)				0.0001531
Fees to be Paid	5	Debt	COPT Defense Properties, L.P. Debt Securities	457(r)				0.0001531
Fees to be Paid	6	Other	COPT Defense Properties Guarantees of Debt Securities	457(r)				0.0001531
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
			Total Offering Amounts:				$ 0.00		$ 0.00
			Total Fees Previously Paid:						$ 0.00
			Total Fee Offsets:						$ 0.00
			Net Fee Due:						$ 0.00
Offering Note
[1]	The securities registered hereby may be sold separately, together or in units with other securities registered hereby. An indeterminate amount of the securities of each identified class is being registered as may from time to time be offered hereunder at indeterminate prices. Separate consideration may or may not be received for securities that are issuable upon exercise, conversion or exchange of other securities or that are issued in units. In addition to any common shares of beneficial interest, preferred shares of beneficial interest and depositary shares as may be issued directly under this registration statement, an indeterminate number of common shares, preferred shares and other securities that may be issued by the registrant, either at the option of the holder thereof or the registrant, upon conversion of, or in exchange for, common, preferred or depositary shares or warrants, and for which no separate consideration will be received, are being registered hereby. In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended, the registrant is deferring payment of all of the registration fee, which will be paid subsequently on a pay-as-you-go basis. The registrant will calculate the registration fee applicable to an offer of securities pursuant to this registration statement based on the fee payment rate in effect on the date of such fee payment.

[2]	See footnote 1.

[3]	See footnote 1.

[4]	See footnote 1. The warrants, if issued, will entitle the holders thereof to purchase common shares and/or preferred shares, and may be sold separately, together or in units with other securities registered hereby.

[5]	See footnote 1. The debt securities will be issued by COPT Defense Properties, L.P., a majority-owned subsidiary of COPT Defense Properties. The debt securities offered by COPT Defense Properties, L.P. may be accompanied by guarantees issued by COPT Defense Properties.

[6]	See footnote 1. No separate consideration will be received for the guarantees. Pursuant to Rule 457(n), no separate fee is payable with respect to the guarantees being registered hereby.